UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 30, 2024	000-51254
Date of Report (Date of earliest event reported)	Commission File Number

PARKS! AMERICA, INC.

(Exact name of registrant as specified in its charter)

Nevada	91-0626756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1300 Oak Grove Road

Pine Mountain, GA 31822

(Address of Principal Executive Offices) (Zip Code)

(706) 663-8744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PRKA	OTCPink

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2024, Aggieland-Parks, Inc. (“Aggieland Wild Animal Safari” or “AWAS”), a wholly owned subsidiary of Parks! America, Inc. (the “Company”) completed a refinancing transaction (the “2024 Refinancing”) with Cendera Bank, N.A. (“Cendera”). The 2024 Refinancing included a term loan in the original principal amount of $2.5 million (the “2024 Term Loan”). The 2024 Term Loan bears interest at a daily adjusted rate equal to the Prime Rate minus 0.50%. The Prime Rate was 8.0% as of September 30, 2024; as such the 2024 Term Loan bears an initial interest rate of 7.5%. The 2024 Term Loan has a term of 10 years, with a 15-year amortization, and a ballon payment of the outstanding principal balance due on the September 30, 2034. The initial monthly loan payment is estimated to be $23,200. AWAS paid approximately $56,500 in fees and expenses in connection with the 2024 Term Loan.

The 2024 Term Loan is secured by substantially all the Aggieland Wild Animal Safari assets, as well as a cash collateral reserve of $2.5 million established by Focus Compounding Fund, LP.

Item 1.02. Termination of a Material Definitive Agreement.

The proceeds of the 2024 Term Loan were used to pay off the AWAS term loan with First Financial Bank, N.A. (“First Financial”), which had an outstanding principal and interest balance of $2.39 million prior to the pay off on September 30, 2024. The First Financial loan was a component of the financing of the acquisition of AWAS by the Company on April 27, 2020 (the “2020 Term Loan”). The 2020 Term Loan had an initial principal balance of $5.0 million, bore an interest at a rate of 5.0% per annum, had a maturity date of July 27, 2031, and required monthly payments of $53,213. The 2020 Term Loan was secured by substantially all the AWAS assets, as well as guarantees from the Company and its other two wholly owned subsidiaries.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Loan Agreement between AggieLand-Parks, Inc. and Cendera Bank, N.A.

10.2	Promissory Note made by AggieLand-Parks, Inc. in favor of Cendera Bank, N.A.

10.3	Deed of Trust Security Agreement and Financing Statement made by AggieLand-Parks, Inc. in favor of Cendera Bank, N.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2024

PARKS! AMERICA, INC.

By:	/s/ Todd R. White
Name:	Todd R. White
Title:	Chief Financial Officer

3